Corning Natural Gas Corporation

NEWS RELEASE

CONTACT: Jerry Sleve

Vice President - Administration

Phone: (607) 936-3755 ext. 223

Fax: (607) 962-2844

Date: December 14, 2007

FOR IMMEDIATE RELEASE

Corning Natural Gas Granted New Gas Delivery Rates

Corning, N.Y. (Friday, December 14, 2007) - Although the written Rate Order has not been released, the Company understands that the PSC voted to allow Corning Natural Gas Corporation (CNG) (OTCBB:CNIG) a 2.5% ($681,000) rate increase. The additional revenue will provide the Company with the financial resources necessary to continue an aggressive infrastructure improvement program. The Company is committed to spending approximately $3.4 million in pipeline and other improvements to ensure a safe reliable gas system. "Significant improvements have been made this year and next year's commitment will nearly double our existing efforts," said Jerry Sleve, Vice President - Administration.

The new Rate Order will provide the company with additional opportunities to access financial markets and obtain favorable prices for gas supply purchases. This year the Company purchased storage gas throughout the summer as a part of its overall gas purchasing strategy. Because of these purchases the Company expects to maintain flat to slightly lower gas commodity costs for customers during the 2007-08 winter months. "Corning believes that the outcome of the Rate Case is a win-win situation for the Company and its customers," said Mike German, Corning's CEO & President. "We believe this Rate Order will be instrumental in allowing us to provide superior service at highly competitive prices. All of the employees of the Company are working to maintain low cost operations with superior services and this Order will provide us with the resources to succeed. It also provides the Company an incentive to connect to local production and this should result in lower gas supply costs in the future."

Forward-Looking Statements

This press release may contain statements that, to the extent they are not recitations of historical facts, constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting Corning's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements.

About Corning Natural Gas

Corning Natural Gas Corporation, headquartered in Corning, New York, was incorporated in 1904. Corning is a local distribution company (LDC) that provides natural gas service to approximately 14,500 customers through nearly 400 miles of pipeline in the Southern Tier of New York State.